Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: September 8, 2006

Current News
Continental Airlines believes its application to serve the largest U.S.-China market currently without nonstop service - New York/Newark-Shanghai - should be approved by the U.S. Department of Transportation because the airline has made the best case for the route award. Continental's proposed flight from Newark Liberty International Airport would conveniently link metropolitan New York City with China's center for finance and trade. Continental asks its stakeholders to continue to show support for its route application to the DOT.

Third Quarter Outlook
For the third quarter, Continental expects the mainline load factor to be up about 1 point year-over-year ("yoy") on a mainline capacity increase of 8.4%

Continental expects Mainline Domestic load factor to be up about 1 point yoy on 6.0% more capacity, with modest yoy yield improvements.

The Company expects the Mainline Transatlantic load factor to be down about 2 points yoy on a capacity increase of 14.5%, with modest yoy yield improvements.

Continental expects Mainline Latin load factor to be up 3 - 4 points yoy on a capacity increase of 12.5%, with strong yoy yield improvements.

The Company expects Pacific load factor to be up about 3 points yoy with capacity up slightly yoy and strong yield improvements.

And for Regional Operations, Continental expects the load factor to be up 1 - 2 points yoy on a capacity increase of 12.4%, with modest yoy yield improvements.

Continental's month-to-date consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page under the Investor Relations section of continental.com.

Advanced Bookings - Six Week Outlook
Mainline advanced bookings for the next six weeks are running slightly behind last year.

Pension Expense and Contributions
The Company has contributed $176 million to the pension plans to date in 2006 and estimates that its 2006 pension plan contributions will total approximately $210 million.

Continental estimates its non-cash pension expense will be approximately $185 million for the year, which includes year-to-date settlement charges of $29 million related to lump-sum distributions from the pilot's frozen defined benefit plan. Additional settlement charges are expected for the remainder of 2006 but currently cannot be estimated.

After giving effect to the recently enacted Pension Protection Act of 2006, Continental estimates its 2007 pension plan contributions will total approximately $200 million.

Stock Option Expense
Continental expects to record stock option expense of $6 million for the third quarter and $26 million for the full year 2006.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail and other revenue will be approximately $280 million for the third quarter 2006.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the third quarter 2006 are estimated to be approximately $92 million.

Fuel Hedges
Using petroleum swap contracts and as of the date of this update, Continental has hedged approximately 33% of its projected fuel requirements for the third quarter with a weighted average swap price of $73.18 per barrel, and 28% of its projected fuel requirements for the fourth quarter, with a weighted average swap price of $75.20 per barrel. The Company is minimally hedged for the first quarter 2007.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $26 million for the full year 2006 (approximately $6.5 million per quarter) related to the tax sharing agreement with ExpressJet. For more information regarding this agreement, please see the Company's 2005 Form 10-K.

Targeted Cash Balance
Continental anticipates ending the third quarter 2006 with an unrestricted cash and short-term investments balance of between $2.4 and $2.5 billion.

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	6.0% 12.5% 14.5% 1.0% 8.4% 12.4% 8.9%	5.0% 12.5% 16.5% 7.5% 8.7% 10.8% 8.9%

2006 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Continental Regional	82 - 83% 77 - 78%	80 - 81% 77 - 78%

2006 Estimate (cents)
Mainline Operating Statistics*	3rd Qtr.(E)	Full Year(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	10.56 - 10.61 - 10.56 - 10.61 3.32 7.24 - 7.29	10.62 - 10.67 0.01 10.61 - 10.66 3.18 7.43 - 7.48

2006 Estimate (cents)
Consolidated Operating Statistics*	3rd Qtr.(E)	Full Year(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	11.40 - 11.45 - 11.40 - 11.45 3.56 7.84 - 7.89	11.48 - 11.53 0.01 11.47 - 11.52 3.42 8.05 - 8.10

*Based on current conditions, the Company's most recently prepared internal forecast for the full year 2006 contains an accrual for profit sharing which is reflected in the cost estimates above.  There can be no assurance that the Company's forecast will approximate actual results or that the Company will earn a profit for 2006.  Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income (as defined in the profit sharing plan), 25% of the next $250 million and 20% thereafter.  Profit sharing expense is recorded each quarter based on the actual cumulative profits earned to date. Reductions in cumulative profits from a previous quarter could result in the reversal of a portion or all of the previously recorded profit sharing expense.

2006 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	386 Million 84 Million $2.21	1,466 Million 321 Million $2.12

2006 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$249 $195 $98 $57	$990 $769 $390 $252

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses and does not expect to record a tax expense or pay cash taxes this year.

Cash Capital Expenditures	2006 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	180 100 60 $340 80 $420

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2006 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $64 Between $34 - $64 Between $17 - $33 Under $17 Net Loss	89.6 89.6 89.6 89.6 89.6	112.2 108.1 103.1 94.3 89.6	$5.8 $3.2 $1.5 -- --

Full Year 2006 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $251 Between $133 - $251 Between $65 - $132 Under $65 Net Loss	88.8 88.8 88.8 88.8 88.8	111.1 106.9 101.9 93.2 88.8	$23.0 $12.8 $6.1 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in our computer systems and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)

Mainline	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,716	$ 2,728	$ 10,349	$ 10,397
Special Items (a)	-	-	(3)	(3)
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,716	$ 2,728	$ 10,346	$ 10,394
Aircraft Fuel & Related Taxes	(853)	(853)	(3,108)	(3,108)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	$ 1,863	$ 1,875	$ 7,238	$ 7,286

ASMs (millions)	25,715	25,715	97,444	97,444

Mainline CASM (cents)
CASM-GAAP	10.56	10.61	10.62	10.67
Special Items (a)	-	-	(0.01)	(0.01)
CASM Excluding Special Items - Non-GAAP (b)	10.56	10.61	10.61	10.66
Aircraft Fuel & Related Taxes per ASM	3.32	3.32	3.18	3.18
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.24	7.29	7.43	7.48

Consolidated (Mainline plus Regional)	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 3,330	$ 3,345	$ 12,710	$ 12,765
Special Items (a)	-	-	(3)	(3)
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 3,330	$ 3,345	$ 12,707	$ 12,762
Aircraft Fuel & Related Taxes	(1,039)	(1,039)	(3,788)	(3,788)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	$ 2,291	$ 2,306	$ 8,919	$ 8,974

ASMs (millions)	29,212	29,212	110,713	110,713

Consolidated CASM (cents)
CASM-GAAP	11.40	11.45	11.48	11.53
Special Items (a)	-	-	(0.01)	(0.01)
CASM Excluding Special Items - Non-GAAP (b)	11.40	11.45	11.47	11.52
Aircraft Fuel & Related Taxes per ASM	3.56	3.56	3.42	3.42
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.84	7.89	8.05	8.10

(a) Operating special items for the full year 2006 include a $14 million credit reversal associated with all officers surrendering their restricted stock units that otherwise would have been paid out in the first quarter, $29 million of settlement charges related to lump-sum pension payments to retiring pilots and the remainder of the charge is attributable to a reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.